================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                                (AMENDMENT NO. 10)


                              APPLICA INCORPORATED
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    03815A106
                                 (CUSIP Number)

                              WILLIAM R. LUCAS, JR.
                          ONE RIVERCHASE PARKWAY SOUTH
                            BIRMINGHAM, ALABAMA 35244
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                               November 15, 2006
                     (Date of Event which Requires Filing of
                                 This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                              Page 2
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Master Fund I, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               7,984,300
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      7,984,300
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,984,300
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         32.60%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                              Page 3
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Offshore Manager, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               7,984,300
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      7,984,300
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,984,300
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         32.60%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                              Page 4
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HMC Investors, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               7,984,300
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      7,984,300
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,984,300
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         32.60%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                              Page 5
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               1,846,500
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      1,846,500
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,846,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.54%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                              Page 6
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbert Management Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Alabama
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               9,830,800
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      9,830,800
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,830,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         40.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                              Page 7
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Philip Falcone
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               9,830,800
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      9,830,800
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,830,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         40.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                              Page 8
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Raymond J. Harbert
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               9,830,800
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      9,830,800
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,830,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         40.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                              Page 9
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael D. Luce
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               9,830,800
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      9,830,800
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,830,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         40.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 10
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Special Situations GP, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               1,846,500
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      1,846,500
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,846,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.54%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 11
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HMC - New York, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               1,846,500
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      1,846,500
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,846,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.54%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 12
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         APN Holding Company, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               9,830,800
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      9,830,800
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,830,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         40.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 13
---------------------------                          ---------------------------


         This Amendment No. 10 amends and supplements the Statement on Schedule 13D filed on May 17, 2006, as amended June 6, 2006, June 21, 2006, August 3, 2006, August 8, 2006, August 11, 2006, August 17, 2006, September 14, 2006,
September 21, 2006 and October 19, 2006 (as amended, the "Schedule 13D") by Harbinger Capital Partners Master Fund I, Ltd. (the "Master Fund"), Harbinger Capital Partners Offshore Manager, L.L.C. ("Harbinger Management"), the investment manager of the Master Fund, HMC Investors, L.L.C., its managing member ("HMC Investors"), Harbinger Capital Partners Special Situations Fund, L.P. (the "Special Fund"), Harbinger Capital Partners Special Situations GP, LLC, the general partner of the Special Fund ("HCPSS"), HMC - New York, Inc., the managing member of HCPSS ("HMCNY"), Harbert Management Corporation ("HMC"), the managing member of HMC Investors and the parent of HMCNY, Philip Falcone, a shareholder of HMC and the portfolio manager of the Master Fund and the Special Fund, Raymond J. Harbert, a shareholder of HMC, Michael D. Luce, a shareholder of HMC, and APN Holding Company, Inc. (each may be referred to herein as a "Reporting Person" and collectively may be referred to as "Reporting Persons") relating to the Common Stock, par value $0.10 per share, of Applica Incorporated, a Florida corporation. Captitalized terms used herein and not otherwise defined in this Amendment No. 10 shall have the meanings set forth in the Schedule 13D.

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 14
---------------------------                          ---------------------------


                                 SCHEDULE 13D


Item 4.  PURPOSE OF THE TRANSACTION.

         Item  4  of  the  Schedule  13D  is  amended  to  add  the   following
information:

         On November 15, 2006, the Master Fund and the Special Fund, together, issued a press release responding to litigation initiated by NACCO Industries, Inc. against the Reporting Persons, a copy of which is incorporated by reference into Item 4 and included as Exhibit N.


Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 of the Schedule 13D is hereby amended to add the following:

            Exhibit A:  Agreement between the Reporting Persons to file jointly

            Exhibit N:  Press release, dated November 15, 2006, from the Master
                        Fund and the Special Fund

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 15
---------------------------                          ---------------------------


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.


                                By:  Harbinger Capital Partners Offshore
                                     Manager, L.L.C.

                                By:  HMC Investors, L.L.C.,
                                     Managing Member


                                By:  /s/ Joel B. Piassick
                                     ---------------------------------------
                                     Name:  Joel B. Piassick
                                     Title: Executive Vice President


                                HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER,
                                L.L.C.


                                By:  HMC Investors, L.L.C.,
                                     Managing Member


                                By:  /s/ Joel B. Piassick
                                     ---------------------------------------
                                     Name:  Joel B. Piassick
                                     Title: Executive Vice President


                                HMC INVESTORS, L.L.C.


                                By:  /s/ Joel B. Piassick
                                     ---------------------------------------
                                     Name:  Joel B. Piassick
                                     Title: Executive Vice President


                                HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.


                                By:  Harbinger Capital Partners Special
                                     Situations GP, LLC

                                By:  HMC - New York, Inc.


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Senior Vice President
                                            & General Counsel

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 16
---------------------------                          ---------------------------


                                HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS GP, LLC

                                By:  HMC - New York, Inc.


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Senior Vice President
                                            & General Counsel


                                HMC - NEW YORK, INC.


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Senior Vice President
                                            & General Counsel


                                HARBERT MANAGEMENT CORPORATION


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Senior Vice President
                                            & General Counsel


                                /s/ Philip Falcone
                                --------------------------------------------
                                Philip Falcone


                                /s/ Raymond J. Harbert
                                --------------------------------------------
                                Raymond J. Harbert


                                /s/ Michael D. Luce
                                -------------------------------------------
                                Michael D. Luce


                                APN HOLDING COMPANY, INC.


                                By:  /s/ Philip Falcone
                                     ---------------------------------------
                                     Name:  Philip Falcone
                                     Title: Vice President and Senior
                                            Managing Director

November 15, 2006

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 17
---------------------------                          ---------------------------

                                                                      EXHIBIT A


                                   AGREEMENT

         The undersigned agree that this Schedule 13D, Amendment No. 10, dated November 15, 2006 relating to the Common Stock, $0.10 par value of Applica Incorporated shall be filed on behalf of the undersigned.

                                HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.


                                By:  Harbinger Capital Partners Offshore
                                     Manager, L.L.C.

                                By:  HMC Investors, L.L.C.,
                                     Managing Member


                                By:  /s/ Joel B. Piassick
                                     ---------------------------------------
                                     Name:  Joel B. Piassick
                                     Title: Executive Vice President


                                HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER,
                                L.L.C.


                                By:  HMC Investors, L.L.C.,
                                     Managing Member


                                By:  /s/ Joel B. Piassick
                                     ---------------------------------------
                                     Name:  Joel B. Piassick
                                     Title: Executive Vice President


                                HMC INVESTORS, L.L.C.


                                By:  /s/ Joel B. Piassick
                                     ---------------------------------------
                                     Name:  Joel B. Piassick
                                     Title: Executive Vice President


                                HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.


                                By:  Harbinger Capital Partners Special
                                     Situations GP, LLC

                                By:  HMC - New York, Inc.


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Senior Vice President
                                            & General Counsel

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 18
---------------------------                          ---------------------------


                                HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS GP, LLC

                                By:  HMC - New York, Inc.


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Senior Vice President
                                            & General Counsel


                                HMC - NEW YORK, INC.


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Senior Vice President
                                            & General Counsel


                                HARBERT MANAGEMENT CORPORATION


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Senior Vice President
                                            & General Counsel


                                /s/ Philip Falcone
                                --------------------------------------------
                                Philip Falcone


                                /s/ Raymond J. Harbert
                                --------------------------------------------
                                Raymond J. Harbert


                                /s/ Michael D. Luce
                                -------------------------------------------
                                Michael D. Luce


                                APN HOLDING COMPANY, INC.


                                By:  /s/ Philip Falcone
                                     ---------------------------------------
                                     Name:  Philip Falcone
                                     Title: Vice President and Senior
                                            Managing Director

November 15, 2006

---------------------------                          ---------------------------
CUSIP NO. 03815A106                                             Page 19
---------------------------                          ---------------------------

                                                                      EXHIBIT N


FOR IMMEDIATE RELEASE

                HARBINGER CAPITAL PARTNERS REJECTS NACCO CLAIMS

NEW YORK, NY, November 15, 2006 -- Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, "Harbinger Capital Partners") today responded to litigation initiated by NACCO Industries, Inc. (NYSE:NC)("NACCO") against them and certain individuals and entities affiliated with Harbinger Capital Partners regarding its merger agreement with Applica Incorporated (NYSE:APN)("Applica"), and Applica.

Harbinger Capital Partners said that it was regrettable that NACCO has now resorted to litigation in an apparent attempt to deprive Applica shareholders of the full value of the transaction with Harbinger Capital Partners. Harbinger Capital Partners believes that NACCO wants to force the Applica shareholders to accept the consideration offered in the NACCO transaction, rather than the all-cash consideration offered in the superior transaction with Harbinger Capital Partners.

Harbinger Capital Partners strongly believes that this lawsuit is completely without merit and, together with Applica, intends to defend vigorously its position.

ABOUT HARBINGER CAPITAL PARTNERS:

The Harbinger Capital Partners investment team located in New York City manages in excess of $4 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans/notes in a predominantly long-only strategy.

THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF APPLICA SHAREHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


CONTACTS:
For Harbinger Capital Partners:
Jeremy Fielding/Mark Semer
Kekst and Company
(212) 521 4800